Exhibit 99.7

Seven Arts Entertainment – Commitments and Contingencies

Creditors Liquidation of SAP Plc.

The Company’s listing predecessor Seven Arts Pictures Plc. (‘PLC’) was placed by the English Companies Court into compulsory liquidation on November 8, 2011. The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’). PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to the Company pursuant to the Asset Transfer Agreement, effective January 27, 2011. The Company, representing its listing predecessor, are actively in discussions with the liquidator to negotiate the settlement with the creditors. The Company believes the maximum contingent liability is $750,000 of the Company’s Series C Preferred Stock.

Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock.

Further Share Issue to Company.

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations. SAE Inc. may issue more shares of its common stock to resolve any claim made on the liquidation of PLC. The 2,000,000 pre-split shares were originally booked on January 27, 2012 at the market price on the day the SEC approved the transaction i.e. $3.94/share. Management now believe the shares should be booked at the August 31, 2012 market price of $0.66/share which is the date from which the shares in SAE were tradable. This contingent liability, if any, is the same as set forth in the previous paragraph.

807 Esplanade Guarantee

SAPLA, a related party and/or an affiliate of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of the production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”) for aggregate principal advances of up to $3,700,000. This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of June 30, 2012. The Company has now assumed the liability for $1,000,000 of this amount due to an agreement with the now mortgagor Palm Finance. A construction loan of $1,850,000 previously guaranteed by the Company has now been assumed by the Company. The Company has a 30 year lease on the property to operate a production and post-production facility.

As part of the assumption of the mortgage and construction loans regarding 807 Esplanade, the Company has agreed to pay an additional $750,000 in connection with the loan, contingent on the receipt of at least $5,000,000 in cash proceeds from the tax credits earned by SAPLA. The Company has settled this contingent claim for no payment, and therefore there is no further contingent liability based on this matter. As the Company has determined it is not probable at this point that the $5,000,000 will be achieved, they have not recognized the $750,000 in the accompanying financial statements.

Armadillo

The Company has guaranteed a $1,000,000 note plus interest due to Armadillo by the Employee Benefit Trust of the Company’s listing predecessor resulting from the purchase of Seven Arts preferred stock from Armadillo. Management believes this contingent liability will not exceed $1,000,000 in value of the Company’s common stock.

1

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP Inc., a company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). SFF secured the Arrowhead Loan with liens on 12 motion pictures. The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAE’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

Arrowhead filed an action on September 22, 2010 in New York Supreme Court, New York, New York, Arrowhead Target Fund v. Hoffman No. 657481/2010, which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company. On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead has purported to amend its claim against the Company and the other defendants. The Company has moved for dismissal of these claims on the same grounds. A former counsel for SAFE and Mr. Hoffman failed to appear at a hearing and the Court orally entered default against SAFE and Mr. Hoffman on October 7, 2013, both of whom have moved to vacate the order for the motion to dismiss based on lack of personal jurisdiction on the merits which motion is currently pending. The Company continues to believe that Arrowhead’s claims against the Company are without merit and will vigorously defend. The Company has accrued $744,000 as a loss contingency on this matter and management believes that is the maximum contingent liability to the Company on this claim.

Arrowhead Capital Partners – ACG Loan

PLC, SAP and SAFE, and several special purpose companies formed by SAP were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Note 13 under “Production Loans”. Arrowhead Capital Finance v. Seven Arts Pictures , No. 601199/10. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. ACG and the Company filed our motion for summary judgment which resulted in summary judgment in favor of ACG against SAFE, SAP and the special purpose companies. That summary judgment was affirmed on appeal to the New York Court of Appeals. Arrowhead has since filed on July 18, 2014 in New York Supreme Court claiming the Company is a “successor” of PLC or SAFE and liable for the summary judgment. The Company named this action to Federal District Court for the Southern District of New York on August 14, 2014 and is filing a motion to dismiss for lack of personal jurisdiction. The Company has not accrued a loss contingency on this matter and it is not a defendant in this action. Any claim against SAFE will be subject to the liquidation proceedings of SAFE under the law of the United Kingdom. The maximum contingent liability for this claim is approximately $2,500,000.

2

Parallel Action

On June 28, 2011, Seven Arts Pictures Plc. (“PLC”) filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is no longer part of the Company.

On September 19, 2011, Parallel filed a new action against PLC and SAE in the Superior Court of California in Los Angeles, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. Parallel Media v. Seven Arts Entertainment , No. SC114182. A request for a preliminary injunction was denied by the Superior Court. Parallel was permitted to pursue a claim in the Los Angeles Superior Court for alleging that the Asset Transfer Agreement dated July 1, 2011 between PLC and the Company (“ATA”) was not for fair consideration. Parallel’s motion for summary judgment has been denied. The Company believes that a favorable decision by the liquidator as discussed above will resolve this action in the Company’s favor. The Company has not accrued for a loss contingency in this matter. The potential loss to the Company could be between $1 million and $1.75 million.

The liquidator has been advised in a letter from its counsel dated October 10, 2013, that the Company may be obligated to reimburse the liquidator for additional shares of the Company’s common stock by reason of the reduction in the value of the Company’s common stock issued to PLC pursuant to the ATA, from July 1, 2010 to August 31, 2011. The Company had previously offered to the liquidator to make such an adjustment in the consideration paid pursuant to the ATA. The Company intends to negotiate an amicable resolution of this issue with the liquidator which counsel believes should resolve any claims by Parallel. The Company believes the maximum contingent liability for this claim is $750,000 of the Company’s Series C Preferred Stock